                                                                    EXHIBIT 99.3

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

       This revised Management's Discussion and Analysis of Financial Condition and Results of Operations supplements the disclosure contained in Part II, Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2000 to reflect the accounting effects of our acquisition of FastForward Networks, Inc. in a transaction accounted for as a pooling of interest.

       The following discussion contains forward-looking statements concerning our future operations, financial condition and prospects, and business strategies. These forward-looking statements are subject to substantial risks or uncertainties that could cause our future business, financial condition, or results of operations to differ materially from our historical results or currently anticipated results. Investors should carefully review the information contained under the caption "Factors Affecting Operating Results" in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K/A.

OVERVIEW

       The Company was formed in February 1996 to develop and market scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks. Our applications fall into two broad categories: Network Products and Portal Services.

       Network Products revenues are composed of license, consulting, support and upgrade fees in connection with Traffic Server, Content Delivery Suite, Media products and Media-IXT streaming media cache. License fees are generally based on the number of CPUs running the software and are generally recognized upon shipment of the software. Consulting, support and upgrade fees are recognized ratably over the service period as the services are performed.

       Portal Services revenues are composed of revenues generated through our Search Solutions and Commerce Engine. We generate revenues from our Search Solutions through a variety of contractual arrangements, which include general service fees, per-query search fees and search service hosting fees, and search software licensing fees, all of which are recognized in the period earned. Our contracts for our Commerce Engine currently provide for payments to us consisting of annual infrastructure service fees, transaction fees from participating online merchants and per-query search fees, and advertising revenues and general service fees from Internet portals and other Web site customers. To date, revenues from online commerce have consisted primarily of annual infrastructure service fees and non-recurring engineering fees.

       The Network Products segment generated operating income of $7.8 million in the year ended September 30, 2000, an increase in operating income of $21.3 million over fiscal 1999. The Portal Services segment generated an operating loss of $27.3 million in the year ended September 30, 2000, an increase in operating loss of $4.3 million or 19% over fiscal 1999. The Network Products and Portal Services results exclude acquisition-related costs, amortization of deferred stock compensation, purchased in-process research and development and amortization of intangibles and other assets. For additional segment information, refer to Note 14, Segment Reporting, included in the Notes to the Consolidated Financial Statements, as presented in this Current Report on Form 8-K.

       On October 30, 2000, we acquired all of the Common and Preferred Stock of FastForward Networks, Inc. ("FastForward") and assumed all stock options of FastForward in a transaction accounted for as a pooling of interests in which we issued approximately 12.0 million shares of our Common Stock. These financial statements have been restated for the effects of this transaction. FastForward had $0.7 million in revenues in fiscal 2000 and incurred total net losses of $17.9 million, $1.9 million and $184,000 in fiscal 2000, 1999 and 1998, respectively.

       In July 2000, we acquired 100% of all outstanding stock and assumed all stock options of Ultraseek Corporation, a subsidiary of GO.com, the Internet business of The Walt Disney Company, in exchange for $3.5 million in cash and 2,512,880 shares of our Common Stock. Ultraseek operates under the Inktomi name, and all employees of Ultraseek joined us in the fourth quarter of fiscal 2000. As a result of the acquisition, we recorded purchased in-process research and development charges of $4.4 million and amortization of intangibles and other assets charges of $13.2 million in fiscal 2000. We accounted for the transaction under the purchase method of accounting. This acquisition supports our initiative in the enterprise market enabling us to provide customizable search and navigation software for corporate intranet and extranet sites.

       In October 1999, we acquired WebSpective Software, Inc., a developer of software solutions for content and application distribution, delivery and management, to supplement our Network Products offerings. The acquisition of WebSpective was accounted for as a pooling of interests. Accordingly, all financial information included herein has been restated to reflect the combined operations of Inktomi and WebSpective. The consideration paid for all equity interests of WebSpective consisted of 1,655,048 shares of our Common Stock. We recorded acquisition-related costs of approximately $4.0 million in fiscal 2000, primarily for investment banking fees, accounting, legal and other expenses. WebSpective revenues from inception through September 30, 1999 were $3.2 million. WebSpective raised $12.4 million through various stock issuances since its inception in March 1997, and had net losses from inception to September 30, 1999 of $13.5 million.

RESULTS OF OPERATIONS

       The following table sets forth our results of operations expressed as a percentage of revenues. Our historical operating results are not necessarily indicative of the results for any future period.


                                                                 FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,
                                                            -----------------------------
                                                             2000        1999        1998
                                                            -----        ----        ----
Revenues
   Network products ..................................        68%         59%         42%
   Portal services ...................................        32%         41%         58%
                                                             ----        ----       -----
        Total revenues ...............................       100%        100%        100%
Operating expenses
   Cost of revenues ..................................        14%         18%         24%
   Sales and marketing ...............................        58%         77%        116%
   Research and development ..........................        28%         42%         74%
   General and administrative ........................         9%         12%         24%
   Acquisition-related costs .........................         2%          2%          5%
   Purchased in-process research and development .....         2%         --          --
   Amortization of intangibles and other assets ......         6%         --          --
                                                             ----        ----       -----
        Total operating expenses .....................       118%        151%        243%
                                                             ----        ----       -----
Operating loss .......................................       (18%)       (51%)      (143%)
Other income, net ....................................         7%          6%          3%
                                                             ----        ----       -----
Pretax loss ..........................................       (11%)       (45%)      (140%)
     Income tax provision ............................        (1%)        --          --
                                                             ----        ----       -----
        Net loss .....................................       (12%)       (45%)      (140%)
                                                             ====        ====       =====


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

FISCAL YEARS ENDED SEPTEMBER 30, 2000 AND 1999

REVENUES

       Revenues totaled $224.2 million in fiscal 2000, an increase of $150.7 million or 205% over revenues of $73.5 million in fiscal 1999. No single customer represented over 10% of total revenues in either fiscal 2000 or 1999. We market and sell our products to customers located in the United States and abroad, both through our direct sales force and through our channel partners. Historically, the percentage of sales to customers located outside of the United States has varied substantially, reflecting the early stage build-out of our international operations. We have generated most of our revenues through direct sales efforts, except in Asia where our revenues have been principally generated through our channel partners.

       Network Products revenues totaled $152.9 million in fiscal 2000, representing an increase of $109.6 million or 253% over Network Products revenues of $43.2 million in fiscal 1999. The increase was primarily due to increased licenses of the Traffic Server network cache platform and Content Delivery Suite software solution, particularly to network service provider customers in the content delivery, access and backbone markets. These revenues consisted primarily of a small number of multi-million dollar contracts per quarter and several other smaller contracts generally ranging between $0.1 million and $0.5 million. Up-front license revenue generated from direct end-user customers accounted for most of total Network Products revenues. For fiscal 2000, no customers represented over 10% of all Network Products revenue, and for fiscal 1999, two customers represented 16% and 12% of all Network Products revenue.

       Portal Services revenues totaled $71.4 million in fiscal 2000, representing an increase of $41.1 million or 136% over Portal Services revenues of $30.3 million in fiscal 1999. Most of the increase resulted from the addition and launch of new Portal Services customers, primarily smaller and mid-tier portals. Of the total Portal Services revenues for fiscal 2000, $55.4 million was derived from the Inktomi Search Engine and licensed enterprise search software and $16.0 million was derived from the Inktomi Commerce Engine. For fiscal 2000, one customer represented 11% of all Portal Services revenue, and for fiscal 1999, three customers represented 14%, 13% and 12% of all Portal Services revenue.

       During fiscal 2000, we recognized revenues of approximately $30.8 million on contracts, development, and licensing arrangements with customers in which we are equity shareholders. Prices on these contracts and arrangements were comparable to those given to other similarly situated customers.

EXPENSES

       Operating expenses include cost of revenues, selling and marketing expenses, research and development expenses, general and administrative expenses, acquisition-related expenses, purchased in-process research and development and amortization of intangibles and other assets. Most of our expenses (other than cost of revenues, acquisition-related expenses, purchased in-process research and development and amortization of intangibles and other assets) consist of personnel and related costs across the functional areas listed above.

       We are subject to employer payroll taxes on gains on certain employee stock options. At September 30, 2000, our stock price closed at $114 per share. Had our employees exercised all of these options on September 30, 2000 at this price, we would have been subject to payroll taxes on gains realized by our employees of $7.9 million on vested options and $14.6 million on unvested options. These amounts would be charged to operations in the period the options are exercised. Should a significant number of our employees choose to exercise options, or if our stock price increases significantly, our quarterly results of operations would be adversely affected.

       COST OF REVENUES

       Cost of revenues consists primarily of expenses related to the operation of our search and commerce services, primarily depreciation, network and hosting charges, as well as royalties for our Media-IXT application. Cost of revenues was $31.9 million for fiscal 2000, a decrease as a percentage of revenue from 17.9% in fiscal 1999 to 14.2% in fiscal 2000. The increases in absolute dollars were due primarily to additional depreciation, network and hosting charges resulting from expansions of our data centers in the United States and abroad during fiscal 2000 and 1999.

       SALES AND MARKETING EXPENSES

       Sales and marketing expenses consist of personnel and related costs for our direct sales force and marketing staff as well as expenses related to our marketing programs, including trade shows and advertising. Sales and marketing expenses were $129.5 million in fiscal 2000, an increase of $72.7 million or 128% from fiscal 1999. This increase was primarily due to an increase in the number of sales and marketing personnel, increased sales commissions and additional marketing programs, including the initiation of a branding campaign.

       RESEARCH AND DEVELOPMENT EXPENSES

       Research and development expenses consist primarily of personnel and related costs for our development and technical support efforts. Research and development expenses were $63.6 million in fiscal 2000, an increase of $32.4 million or 104% over the comparable period in fiscal 1999. The increase was primarily due to an increase in the number of research and development personnel to support expansion of our Search Engine and Network and Media Products businesses, online commerce development, and increases in quality assurance, technical support and technical publications personnel.

       GENERAL AND ADMINISTRATIVE EXPENSES

       General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, human resources, facilities and legal. General and administrative expenses totaled $19.1 million in fiscal 2000, an increase of $10.2 million or 114.5% over fiscal 1999. This increase was due primarily to an increase in the number of general and administrative personnel, increased accounting and legal costs incurred in connection with business activities and purchases related to our corporate headquarters in Foster City, California.

       ACQUISITION-RELATED COSTS

       In October 1999, we acquired WebSpective Software, Inc., a developer of software solutions for content and application distribution, delivery and management, to supplement our Network Products offerings. The acquisition of WebSpective was accounted for as a pooling of interests. We recorded acquisition-related costs of approximately $4.0 million in the quarter ended December 31, 1999, primarily for investment banking fees, accounting, legal and other expenses.

       In April 1999, we acquired Impulse! Buy Network, a developer of online merchandising software, to supplement the functionality of our Commerce Engine. We accounted for the acquisition as a pooling of interests. We recorded acquisition costs of approximately $1.1 million in fiscal 1999 as a result of the acquisition, primarily for accounting, legal and other expenses.

       As of September 30, 2000, all acquisition-related costs had been paid.

       PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

       A portion of the purchase price we paid for Ultraseek has been allocated to developed technology and in-process research and development ("IPRD"). We identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by Ultraseek concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected income generating ability of the products, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. Based on our analysis of these variables, we recorded a one-time purchased IPRD charge of $4.4 million in fiscal 2000.

       AMORTIZATION OF INTANGIBLES AND OTHER ASSETS

       As a result of our Ultraseek acquisition in fiscal 2000, we recorded goodwill of $319.4 million under Intangibles and Other Assets. We began amortizing this balance in July 2000, and will continue doing so on a straight-line basis over a period of 60 months. The fiscal 2000 amortization of intangibles and other assets totaled $13.2 million.

       OTHER INCOME, NET

       Other income, net includes interest on our cash, cash equivalents and short-term investments, less expenses related to our debt and capital lease obligations and losses recorded for the equity method of accounting for our minority investment in AirFlash, Inc. Other income, net, totaled $15.9 million of income in fiscal 2000, an increase of $11.3 million or 246% over fiscal 1999. Most of this increase was generated from $3.6 million from gains on sales of investments in equity securities and $16.7 million in interest income from our cash and cash equivalents. These gains were partially offset by $1.7 million in losses recorded in fiscal 2000, representing our proportionate share of losses related to our minority investment in AirFlash. The increase was also offset by the write-off of obsolete computer and networking equipment, and interest charges. We also recognized losses for the abandonment of leasehold improvements and equipment with a net book value of approximately $1.9 million due to corporate relocation in fiscal 1999.

FISCAL YEARS ENDED SEPTEMBER 30, 1999 AND 1998

REVENUES

       Total revenues were $73.5 million in fiscal 1999, an increase of $52.2 million or 245% over revenues of $21.3 million in fiscal 1998. No single customer individually represented over 10% of total revenues for fiscal 1999. In fiscal 1998, four customers each represented over 10% and, in the aggregate, accounted for approximately 75% of total revenues.

       Network Products revenues totaled $43.2 million in fiscal 1999, an increase of $34.4 million or 388% over Network Products revenues of $8.9 million in fiscal 1998. Most of these revenues represented new Traffic Server network cache license fees. Portal Services revenues totaled $30.3 million in fiscal 1999, an increase of $17.8 million or 143% increase over Portal Services revenues of $12.5 million in fiscal 1998. Most of this increase came from the provision of search services to new customers and, to a lesser extent, an increase in revenues from existing search customers.

EXPENSES

       COST OF REVENUES

       Cost of revenues was $13.1 million for fiscal 1999, an increase of $8.1 million or 161% from fiscal 1998. The increase was due primarily to increased depreciation and network charges resulting from expansions of our data centers in California and the establishment of a data center in the United Kingdom during fiscal 1999.

       SALES AND MARKETING

       Sales and marketing expenses were $56.8 million in fiscal 1999, an increase of $32.1 million or 130% from fiscal 1998. This increase was primarily due to an increase in the number of sales and marketing personnel in the United States and abroad, expenses incurred in connection with attendance at trade shows and additional marketing programs, and increased sales commissions.

       RESEARCH AND DEVELOPMENT

       Research and development expenses were $31.2 million in fiscal 1999, an increase of $15.3 million or 97% over fiscal 1998. The increase was primarily due to an increase in the number of research and development personnel to support expansion of our Search Engine and Network and Media Products businesses, online commerce development, and increases in quality assurance, technical support and technical publications personnel.

       GENERAL AND ADMINISTRATIVE

       General and administrative expenses totaled $8.9 million in fiscal 1999, an increase of $3.7 million or 72% over fiscal 1998. This increase was due primarily to an increase in the number of general and administrative personnel and increased legal and accounting costs incurred in connection with business activities.

       ACQUISITION-RELATED CHARGES

       In April 1999, we acquired Impulse! Buy Network, a developer of online merchandising software, to supplement the functionality of our Commerce Engine. We accounted for the acquisition as a pooling of interests. We recorded acquisition costs of approximately $1.1 million in fiscal 1999 as a result of the acquisition, primarily for accounting, legal and other expenses.

       In September 1998, we acquired C2B Technologies, a developer of online commerce software. The transaction was accounted for as a pooling of interests. We incurred expenses of $1.0 million related to the transaction. The charge included C2B's financial advisory fees, facilities consolidation costs, and legal and accounting fees.

       OTHER INCOME, NET

       Other income, net totaled $4.6 million of income in fiscal 1999, compared to $0.5 million in fiscal 1998. Most of this increase was generated from $6.9 million of interest income on proceeds from our June 1998 initial public offering and prior preferred stock issuances, partially offset by increased interest charges on debt and capital lease obligations.

       QUARTERLY RESULTS OF OPERATIONS

       The following table presents our operating results for each of the eight quarters in the period ending September 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the notes thereto appearing elsewhere in this Current Report on Form 8-K. These operating results are not necessarily indicative of the results of any future period.


                                                                        FOR THE QUARTERS ENDED
                                   ------------------------------------------------------------------------------------------------
                                   SEP. 30,     JUN. 30,    MAR. 31,     DEC. 31,    SEP. 30,     JUN. 30,    MAR. 31,    DEC. 31,
                                     2000         2000        2000         1999        1999         1999        1999        1998
                                   ---------   ----------  ----------   ----------  ----------   ----------   ---------   ---------
                                                           (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
   Network products.............   $  56,821   $   43,100  $   30,792   $   22,137  $   16,333   $   12,537   $   8,797   $  5,575
   Portal services..............      22,500       18,400      16,477       13,990      10,784        7,794       6,419      5,264
                                   ---------   ----------  ----------   ----------  ----------   ----------   ---------   --------
     Total revenues.............      79,321       61,500      47,269       36,127      27,117       20,331      15,216     10,839
Operating expenses..............
   Cost of revenues.............      10,750        8,358       6,855        5,921       4,469        3,692       2,691      2,295
   Sales and marketing..........      42,780       34,901      28,645       23,159      19,528       14,889      12,018     10,347
   Research and development.....      20,441       17,453      13,986       11,686       9,578        8,577       7,131      5,882
   General and administrative...       6,132        4,376       4,621        3,992       2,876        2,258       2,048      1,733
   Acquisition-related costs....          --           --          --        3,999          --        1,110          --         --
   Purchased in-process
     research and development...       4,400           --          --           --          --           --          --         --
   Amortization of intangibles
     and other assets...........      13,182           --          --           --          --           --          --         --
                                   ---------   ----------  ----------   ----------  ----------   ----------   ---------   --------
Total operating expenses........      97,685       65,088      54,107       48,757      36,451       30,526      23,888     20,257
                                   ---------   ----------  ----------   ----------  ----------   ----------   ---------   --------
Operating loss..................     (18,364)      (3,588)     (6,838)     (12,630)     (9,334)     (10,195)     (8,672)    (9,418)
Other income, net...............       4,287        4,050       3,757        3,812       2,155          820         954        662
                                   ---------   ----------  ----------   ----------  ----------   ----------   ---------   --------
Pretax loss.....................     (14,077)         462      (3,081)      (8,818)     (7,179)      (9,375)     (7,718)    (8,756)
Income tax provision............      (1,031)        (795)         --           --          --           --          --         --
                                   ---------   ----------  ----------   ----------  ----------   ----------   ---------   --------
        Net loss................   $ (15,108)  $     (333)   $( 3,081)  $   (8,818) $   (7,179)  $   (9,375)  $  (7,718)  $ (8,756)
                                   =========   ==========  ==========   ==========  ==========   ==========   =========   ========
Earnings per share
   Basic net income (loss) per
     share......................   $   (0.13)  $     0.00  $   (0.03)   $    (0.08) $    (0.07)  $    (0.09)  $   (0.08)  $  (0.09)
                                   =========   ==========  ==========   ==========  ==========   ==========   =========   ========
   Diluted net income (loss)
     per share..................   $   (0.13)  $     0.00  $   (0.03)   $    (0.08) $    (0.07)  $    (0.09)  $   (0.08)  $  (0.09)
                                   =========   ==========  ==========   ==========  ==========   ==========   =========   ========
Shares outstanding
   Shares used in calculating
     basic net income (loss)
     per share..................     116,997      113,771     111,602      110,138     103,036      102,370     100,386     95,348
                                   =========   ==========  ==========   ==========  ==========   ==========   =========   ========
   Shares used in calculating
     diluted net income (loss)
     per share..................     116,997      113,771     111,602      110,138     103,036      102,370     100,386     95,348
                                   =========   ==========  ==========   ==========  ==========   ==========   =========   ========

LIQUIDITY AND CAPITAL RESOURCES

       Cash and cash equivalents, short-term investments and restricted cash totaled $338.1 million at September 30, 2000, an increase of $33.9 million or 11% from $304.2 million at September 30, 1999. Most of the increase came from cash provided by operations, exercises of $99.2 million in stock options and warrants and increased cash collections of accounts receivable, offset by the purchase of property and equipment and the use of cash for investments in equity securities. At September 30, 2000, we maintained $119.6 million of our cash as restricted under the terms of our synthetic lease agreement for our corporate headquarters in Foster City, California.

       Investments in equity securities totaled $126.6 million at September 30, 2000, up from $8.2 million at September 30, 1999. Our investments that have readily determinable fair values are marked-to-market with any change from cost or prior value as an adjustment to stockholders' equity. Other strategic investments in equity securities are carried at cost. All of our investments in equity securities are comprised of strategic investments in Internet companies. Internet stock values are volatile and therefore our investments in equity securities balance may fluctuate significantly in the future.

       We generated $65.7 million in cash from operations in fiscal 2000. This compares to $31 million used in operations in the comparable period in fiscal 1999. The increase in cash from operations was primarily due to our net income in fiscal 2000 of $23.6 million (net of all non-cash charges to income), increased deferred revenues and accrued liabilities.

       We have made significant investments in property and equipment since inception. These investments consist largely of computer servers, workstations, networking equipment and leasehold improvements associated with our corporate headquarters in Foster City, California. We invested $67.9 million and $38.5 million, respectively, in fiscal 2000 and 1999, primarily to expand our Search Engine service capacity, launch and support our online commerce business and for leasehold improvements. Approximately $3.4 million of the property and equipment investments in fiscal 2000 were part of a sale-leaseback transaction in which we sold furniture and related items to a leasing company and leased the furniture and related items under a new capitalized lease agreement.

       In the past, we have used debt and leases to partially finance capital purchases. We obtained an additional $2.7 million and $7.2 million in bank loans and added $1 million and $6.5 million in capitalized leases, respectively, to partially fund increased search and online commerce capacity in fiscal 2000 and 1999. At September 30, 2000, we had $12.8 million in total loans and capitalized lease obligations outstanding, collateralized by a certain portion of our accounts receivable and the underlying fixed assets acquired with each respective debt instrument. Approximately $6.6 million of our debt at September 30, 2000 was in the form of bank loans. The bank loans include certain covenants requiring minimum liquidity, tangible net worth and profitability over time.

       In April 2000, we entered into a lease commencing November 1, 2001 for approximately 400,000 square feet of office space in two mid-rise office buildings in Foster City, California. Aggregate payments to be made under the lease are approximately $324.4 million over the lease term ending October 31, 2016.

       In August 2000, we entered into a synthetic lease agreement for the land and facilities of our corporate headquarters, including all improvements related to this property for an aggregate purchase price of $114 million. The agreement was assigned to a third party lessor under the terms of a lease finance structure. This structure also required the creation and maintenance of a cash collateral account that limits the liquidity of $119.6 million of our cash.

       Our capital requirements depend on numerous factors, including market acceptance of our products, the resources we devote to developing, marketing, selling and supporting our products, the timing and extent of establishing international operations, the extent and timing of investments, acquisition costs, and other factors. We expect to devote substantial capital resources to operate our sales, support, marketing and product development organizations, to undertake marketing programs, to operate facilities worldwide and for other general corporate activities.